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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY

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IN RE AVATEX CORPORATION                                     )
SHAREHOLDERS LITIGATION                                      ) Consolidated
                                                             ) C.A. No. 16334-NC
                                                             )
                                                             )
ELLIOTT ASSOCIATES, L.P., a Delaware Limited Partnership,    )
                                                             )
                           Plaintiff,                        )
                                                             )
         v.                                                  )
                                                             ) C.A. No. 16336-NC
AVATEX CORPORATION, et al.,                                  ))
                                                             )
                           Defendants.                       )


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                           STIPULATION OF SETTLEMENT


         The parties to the above-captioned actions, by and through their respective attorneys, have entered into the following Stipulation of Settlement (the "Stipulation") subject to the approval of the Court of Chancery of the State of Delaware in and for New Castle County (the "Court"):

         WHEREAS,

         A. Defendant Avatex Corporation ("Avatex" or the "Company") is a Delaware corporation with its principal executive offices in Dallas, Texas. Avatex is a holding company that, through its subsidiaries, owns interests in hotels and office buildings and in other corporations and partnerships.

         B. Defendant Xetava Corporation ("Xetava"), a Delaware corporation, was formed as a wholly-owned subsidiary of Avatex for the purpose of effecting a merger of Avatex with and into Xetava (the "Original Merger").

         C. Abbey J. Butler,  Melvyn J. Estrin, Hyman H. Frankel,
Fred S. Katz, Charles C. Pecarro, William A. Lemer and John L. Wineapple (collectively, the "Individual Defendants") have been directors of Avatex (the "Board") from February 1997 to the present.

         D. In August 1996, Avatex's primary operating unit FoxMeyer Corporation ("FoxMeyer") declared bankruptcy. Thereafter, the Board deferred dividend payments on its $5.00 Convertible Preferred Stock (the "First Series Preferred Stock") and its $4.20 Cumulative Exchangeable Series A Preferred Stock (the "Series A Preferred Stock") (collectively, the "Preferred Stock") for six consecutive quarters beginning on January 15, 1997. As of March 31, 1998, accrued but unpaid dividend arrearages amounted to $4.9 million ($7.50 per share) on the First Series Preferred Stock and $29 million ($6.37 per share) on the Series A Preferred Stock.

         E. In connection with the Board's consideration of restructuring options, Avatex engaged the investment banking firm of Gordian Group, L.P. ("Gordian"). In February and March 1998, Avatex had discussions with representatives of holders of a large number of shares of Preferred Stock (collectively, the "Preferred Stockholders"), including the Travelers Group, Elliott Associates, L.P. ("Elliott") and Mr. Moses Marx. During these discussions, representatives of Avatex and the Preferred Stockholders suggested transactions whereby the Preferred Stock would be converted into a combination of cash, notes and a percentage of the outstanding common stock of Avatex. The parties were unable to agree on a mutually acceptable form of transaction.

         F. On April 9, 1998, the Board met and formally considered a proposed merger with Xetava to recapitalize Avatex (the "Original Merger Proposal"). The Original Merger Proposal was

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embodied in an Agreement and Plan of Merger between Avatex and Xetava (the
"Original Merger Agreement") approved by the Board on April 9, 1998. Pursuant to the Original Merger Agreement, if approved by the holders of Avatex common stock, Avatex would have been merged with and into Xetava, with the holders of First Series and Series A Preferred Stock receiving 73.1% of the Xetava common stock, and the holders of Avatex common stock receiving 26.9% of the Xetava common stock.

         G. In response to Avatex's public announcement of the Original Merger Proposal, two putative class action complaints (the "Class Actions") were filed in the Delaware Court of Chancery in actions styled as Harbor Finance Partners Ltd. and Anvil Investment Partners, L.P. v. Butler, et al., C.A. No. 16334 (the "Harbor Action") and Strougo v. Butler, C.A. No. 16345 (the "Strougo Action"). The Class Actions were brought on behalf of all holders First Series and Series A Preferred Stock, other than defendants and their affiliates in the Class Actions, whose rights and interests would be affected by the Original Merger Proposal and the Original Merger Agreement. The Class Actions named as defendants Avatex, Xetava and the Individual Defendants (collectively "Defendants"). The Class Actions challenged the Original Merger Agreement, alleging that the consideration to be paid to the Preferred Stockholders was grossly inadequate and that the approval of the Original Merger Agreement by the Avatex Board and the consummation of the Original Merger Proposal would constitute breaches of fiduciary duty by the Individual Defendants. Moreover, the Class Actions alleged that Avatex could not effectuate the Original Merger Proposal without obtaining the affirmative vote of the holders of at least two-thirds of the issued and outstanding First Series Preferred Stock and Series A Preferred Stock, and thus that the Board's failure to afford the Preferred Stockholders separate class votes on the Original Merger Proposal

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constituted a breach of the certificates of designations for the Preferred
Stock, a breach of the implied covenant of good faith and fair dealing owed by Avatex to the Preferred Stockholders, and an anticipatory breach of the certificates of designation for the Preferred Stock. The Class Actions sought, among other things, to enjoin the Original Merger Proposal or, in the alternative, to rescind the Original Merger Proposal if consummated and requested unspecified money damages.

         H. Also in response to Avatex's public announcement of the Original Merger Proposal, Elliott filed an individual action styled as Elliott Associates, L.P. v. Avatex Corp., C.A. No. 16336 in the Delaware Court of Chancery (the "Elliott Action"). The Elliott Action named as defendants Avatex, the Individual Defendants and Xetava. In addition to alleging that the Original Merger Proposal was unfair and thus that approval of the Original Merger Agreement was a breach of the Individual Defendants' fiduciary duties, the Elliott Action also alleged that the Original Merger Proposal required approval of the First Series and Series A Preferred Stockholders and that the Original Merger Proposal was motivated primarily or solely for the purpose of preserving the tenure of the Individual Defendants on the Board. The Elliott Action sought to enjoin the consummation of the Original Merger Proposal.

         I. On May 22, 1998 the Court entered an order consolidating the Class Actions under the caption In re Avatex Shareholders Litigation, C.A. No. 16334 (the "Consolidated Action"). The Consolidated Action and the Elliott Action are jointly referred to herein as the "Actions."

         J. On June 3, 1998, the Court granted motions by Avatex and the Individual Defendants for pretrial judgment on the pleadings with respect to Counts II, III and IV of the Consolidated Action and Count I of the Elliott Action which alleged that Avatex could not proceed with the Original Merger Proposal absent the separate approvals of two-thirds of the First Series and Series

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A Preferred Stockholders and that Avatex would breach the Preferred Stock certificates of designation by consummating the Original Merger Proposal.

         K. On June 16, 1998, the Court entered an Order and Final Judgment, pursuant to Court of Chancery Rule 54(b), in the Consolidated Action and the Elliott Action granting Defendants' motion for judgment on the pleadings with respect to Counts II, III and IV of the Consolidated Action and Count I of the Elliott Action, directing the entry of final judgment for Defendants with respect to those counts, and declaring that the holders of shares of the First Series Preferred Stock and the Series A Preferred Stock were not entitled to a separate class or series vote with respect to the Original Merger Proposal.

         L. On June 25, 1998, Elliot filed a notice of appeal and requested expedited proceedings pursuant to Delaware Supreme Court Rule 25(d), and the plaintiffs in the Consolidated Action did likewise on June 29, 1998. The Delaware Supreme Court accepted an appeal of the Court's decision and granted expedited treatment.

         M. By Order dated August 28, 1998, the Delaware Supreme Court reversed the Order and Final Judgment entered on June 16, 1998, and held that the Original Merger could not be consummated without the consent of the holders of two-thirds of the First Series Preferred Stock. Elliot Associates, L.P. v. Avatex Corp., Del. Supr., 715 A.2d 843 (1998).

         N. Following the ruling of the Supreme Court, counsel for plaintiffs in the Actions and counsel for Avatex and the Board conducted negotiations in an effort to reach a settlement on the plaintiffs' claims.

         O. As a result of these negotiations, counsel for plaintiffs in the Actions and counsel for Avatex and the Individual Defendants agreed on the terms of a revised transaction (the

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"Transaction"), including a merger in which Xetava would be merged with and into Avatex (the "Revised Merger Proposal"). The terms of the Revised Merger Proposal are set forth in an Amended and Restated Agreement and Plan of Merger by and between Avatex Corporation and Xetava Corporation (the "Revised Merger Agreement"). Pursuant to the Revised Merger Agreement and subject to the terms and conditions thereof, Xetava will be merged with and into Avatex. As part of the Revised Merger Proposal, Avatex preferred stockholders will receive the consideration set forth below.

         P. Under the Revised Merger Proposal, each share of existing Avatex common stock ("Old Avatex Common Stock") shall automatically be converted into one (1) share of Class A common stock of the surviving corporation (the "New Avatex Common Stock"). Pursuant to a separate Stock Purchase Agreement with Phar-Mor, Inc. (the "Phar-Mor Agreement"), certain of the Preferred Stockholders who also owned shares of Old Avatex Common Stock, namely, Elliott Associates, L.P., Westgate International L.P., Martley International, Inc., Moses Marx, Momar Corporation and United Equities Commodities Company (collectively, the "Selling Preferred Stockholders"), will sell their shares of Old Avatex Common Stock to Phar-Mor for $2.00 cash per share at or prior to the time the Revised Merger Proposal becomes effective (the "Merger Date"). In addition, as part of the Phar-Mor Agreement, the Selling Preferred Stockholders will grant to Phar-Mor a proxy to vote the shares of Old Avatex Common Stock subject to the Phar-Mor Agreement.

         Q. In the Revised Merger, each share of Avatex First Series Preferred Stock will be converted into either (i) 9.134 shares of New Avatex Common Stock or, (ii) at the election of a holder of First Series Preferred Stock, a combination of $3.7408 in cash, $8.340 principal amount

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of 6.75% Notes due 2002 issued by Avatex Funding, Inc. (the "6.75% Notes"), warrants to purchase 0.67456 shares of New Avatex Common Stock exercisable on or after three months following consummation of the Revised Merger and until five years and three months after the Merger Date at a price equal to $2.25 per share, and a deferred contingent cash right which will entitle the holder to share in any recovery by Avatex in the lawsuit styled FoxMeyer Health Corporation v. McKesson Corporation, et al., Case No. 9700311, filed by Avatex on January 10, 1997, in the 95th Judicial District Court of Dallas County, Texas (the "McKesson Litigation") (the consideration in this clause (ii) is hereafter referred to as the "First Series Preferred Stock Alternate Consideration"). The contingent cash right is the right to receive 16% of an amount equal to 20% of the Net Recovery in the McKesson Litigation (not to exceed $7.5 million), divided by the number of shares of First Series Preferred Stock outstanding on the Merger Date. "Net Recovery," as defined in the Revised Merger Agreement, generally means the sum of all cash payments obtained in the McKesson Litigation less expenses, payments or offsets and taxes due on such payments.

         R. Under the Revised Merger Proposal, each share of Avatex Series A Preferred Stock will be converted into either (i) 7.253 shares of New Avatex Common Stock, or, (ii) at the election of a holder of Series A Preferred Stock, a combination of $2.9705 in cash, $6.623 principal amount of 6.75% Notes, warrants to purchase 0.53567 shares of New Avatex Common Stock exercisable on or after three months after consummation of the Revised Merger and until five years and three months after the Merger Date at a price equal to $2.25 per share, and a deferred contingent cash right which will entitle the holder to share in any recovery by Avatex in the McKesson Litigation (the consideration in this clause (ii) is hereafter referred to as the "Series A Preferred Stock Alternate Consideration"). The contingent cash right is the right to receive 84% of an amount equal to 20% of the Net Recovery in the McKesson Litigation (not to exceed $7.5 million) divided by the number of shares of Series A Preferred Stock outstanding on the Merger Date.

         S. Avatex Funding, Inc. ("Avatex Funding") will be organized by Avatex as a Delaware corporation and a direct, wholly-owned subsidiary. In connection with the Revised Merger, Avatex will assign to Avatex Funding all of Avatex's right, title and interest in and to 3,571,533 shares of common stock, par value $0.01 per share, of Phar-Mor, Inc. Avatex Funding will be the issuer of the 6.75% Notes and the Phar-Mor stock contributed to Avatex Funding will be pledged by Avatex Funding as security for the payment of principal and interest on the 6.75% Notes.

         T. Simultaneously with the execution of the Revised Merger Agreement, the Selling Preferred Stockholders will enter into a stockholders' agreement with Avatex (the "Selling Preferred Stockholders' Agreement"). Each Selling Preferred Stockholder will agree not to sell, otherwise dispose of, or grant any proxy with respect to, any shares of common stock or Preferred Stock of Avatex that they own, other than as contemplated by the Phar-Mor Agreement or the Selling Preferred Stockholders' Agreement.

         U. The Selling Preferred Stockholders' Agreement also provides that each Selling Preferred Stockholder will (i) vote all of the First Series Preferred Stock and Series A Preferred Stock that he or it owns in favor of adoption of the Revised Merger Agreement and will grant to Avatex a proxy with respect thereto; (ii) elect to receive upon consummation of the Revised Merger Proposal the First Series Preferred Stock Alternate Consideration and/or the Series A Preferred Stock Alternate Consideration with respect to all shares of First Series Preferred Stock and/or Series A Preferred Stock that he or it owns and will appoint Avatex as its attorney-in-fact to elect to receive the First Series Preferred Stock Alternate Consideration and/or the Series A Preferred Stock

Alternate Consideration, as the case may be; (iii) waive his or its rights to appraisal under Section 262 of the Delaware General Corporation Law with respect to any shares of First Series Preferred Stock and Series A Preferred Stock he or it owns in connection with the Revised Merger Proposal, (iv) waive, release and discharge, and agree not to assert, any claim or cause of action against Avatex or its directors, officers, employees or affiliates based upon, in respect of or in any way related to (a) the Original Merger Agreement or the Original Merger Proposal, (b) the approval or adoption of the Revised Merger Agreement or the consummation of the Revised Merger Proposal, or (c) his or its investment in and/or ownership of shares of common stock or Preferred Stock of Avatex, and (v) not challenge or attempt to prohibit or enjoin the right of any director, employee or affiliate of Avatex (including Phar-Mor or any pension plan sponsored by Avatex) to vote, in such person's capacity as an Avatex stockholder, on the Revised Merger Agreement or the Revised Merger Proposal.

         V. The Selling Preferred Stockholders' Agreement also provides that each stockholder party thereto, from the date of such agreement until the tenth anniversary of the consummation of the Revised Merger Proposal, will not, without the prior written consent of Avatex's Board of Directors and subject to certain limited exceptions, (i) in any manner acquire or propose to acquire any equity securities of Avatex (including as the surviving corporation upon consummation of the Revised Merger Proposal), except for certain hedging transactions, (ii) other than with respect to the Revised Merger Proposal, propose to enter into a merger or other business combination involving Avatex (including as the surviving corporation of the Revised Merger Proposal), (iii) make, or in any way participate in a proxy solicitation with respect to any equity securities of Avatex (including as the surviving corporation of the Revised Merger Proposal), including for the purpose of nominating

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candidates for election, or otherwise electing directors, to the
Board of Directors of Avatex (including as the surviving corporation of the Revised Merger), (iv) form, join or in any way participate in a group under the Securities Exchange Act of 1934 for the purpose of acquiring, holding, voting or disposing any equity securities of Avatex (including as the surviving corporation upon consummation of the Revised Merger), or (v) otherwise act, alone or with others, to seek to control or influence the management of policies of Avatex (including as the surviving corporation upon consummation of the Revised Merger Proposal) (the matters referred to in this sentence are referred to as the "Standstill Arrangement"). In consideration for such Standstill Arrangement, following the consummation of the Revised Merger Proposal, Avatex will pay an aggregate sum of $600,000 to the Selling Preferred stockholders. In addition, under the Selling Preferred Stockholders' Agreement, Moses Marx will, on the date of such agreement, irrevocably withdraw his demand for nomination of Messrs. Charles K. MacDonald and Donald Press for election to the Avatex Board of Directors.

         W. Simultaneously with the execution of the Revised Merger Agreement, certain of the stockholders of Avatex, namely, Mark S. Zucker, Anvil Investment Partners, L.P., and Anvil Investors, Inc. will enter into a Voting Agreement (the "Zucker Voting Agreement"). Each stockholder party thereto will agree to (i) vote all of the Old Avatex Common Stock, First Series Preferred Stock and Series A Preferred Stock he or it owns in favor of adoption of the Revised Merger Agreement, (ii) waive his or its rights to appraisal under
Section 262 of the Delaware General Corporation Law with respect to any shares of First Series Preferred Stock and Series A Preferred Stock he or it owns in connection with the consummation of the Revised Merger Proposal, and (iii) other than with respect to claims presently asserted in the lawsuits styled Stephen Mizel

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IRA, et al. v. Butler, et al., No. 60277398, filed on June 5, 1998, in the
Supreme Court of the State of New York, County of New York (the "New York Action"), and Zuckerman, et al. v. FoxMeyer Health Corp., et al., No. 396-CV-2258-L, pending in the United States District Court for the Northern District of Texas (the "Texas Federal Action"), waive, release and discharge, and agree not to assert, any claim or cause of action against Avatex or its directors, officers, employees or affiliates based upon, in respect of or in any way related to (a) the Original Merger Agreement or the Original Merger Proposal, (b) the approval or adoption of the Revised Merger Agreement or the consummation of the Revised Merger Proposal, or (c) his or its investment in and/or ownership of shares of common stock or Preferred Stock of Avatex. The Zucker Voting Agreement also provides that each stockholder party thereto will enter into the Standstill Arrangement. In consideration for such Standstill Arrangement, following the consummation of the Revised Merger Proposal, Avatex will pay an aggregate sum of $300,000 to the stockholders party to the Zucker Voting Agreement.

         X. The Selling Preferred Stockholders Agreement and the Zucker Voting Agreement are collectively referred to herein as the "Stockholders Agreements."

         Y. The Avatex Board determined on May 6, 1999 that the Transaction was fair to the Avatex Stockholders and approved the Revised Merger Agreement subject to the satisfaction of certain open issues relating to the Zucker Voting Agreement and the settlement of the Class Actions. On June 17, 1999, the remaining issues relating to the Zucker Voting Agreement and the settlement of the Class Actions were resolved. In connection with its consideration of the Transaction and the Revised Merger, the Board received final written opinions from the firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that (i) the consideration that the holders of the Old Avatex Common Stock would receive pursuant to the Revised Merger Proposal is fair to such holders from a financial point of view; (ii) the consideration that the holders of First Series Preferred Stock and the Series A Preferred Stock would receive pursuant to the Revised Merger Proposal is within a reasonable range of fair value of the First Series Preferred Stock on the Series A Preferred Stock, as applicable; and (iii) upon completion of the Transaction and after giving effect to the Transaction: (a) on a pro forma basis, the fair value and present fair saleable value of Avatex 's assets would exceed Avatex's stated liabilities and identified contingent liabilities; (b) Avatex should be able to pay its debts as they become absolute and mature; and (c) the capital remaining in Avatex after the Transaction would not be unreasonably small for the business in which Avatex is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Transaction, subject in each instance to the terms and conditions set forth in such final written opinions (collectively the "Opinions"). The Board agreed to the Transaction in part as a result of the pendency of the Actions and to address satisfactorily the claims asserted by the plaintiffs in the Actions.

         Z. Pursuant to the Revised Merger Agreement, the Revised Merger Proposal is conditioned upon the favorable vote by the holders of a majority of the shares of Old Avatex Common Stock and upon the approval of at least two-thirds of the outstanding shares of the First Series Preferred Stock and the Series A Preferred Stock, in each case voting separately as a class. The Revised Merger is also conditioned on Final Approval of the Settlement (as defined below).

         AA. Counsel for plaintiffs in the Actions represent that they have
(i) conducted a thorough investigation and legal analysis of the matters alleged in the Actions and consulted with their financial advisors; (ii) engaged in substantial discovery including depositions and the review of thousands of pages of documents; and (iii) will have the opportunity to review and comment upon the proxy statement which will be provided to Avatex stockholders in connection with the Revised Merger Proposal (the "Proxy Statement") and the registration statement on Form S-4 pursuant to which the non-cash components of the consideration to be issued or delivered in the Transaction will be issued (the "Registration Statement").

         BB. In light of the aforementioned investigation, the additional facts developed in discovery, the events, negotiations and agreements described above, and analysis of applicable law, counsel for plaintiffs in the Actions have concluded that the terms and conditions of the settlement provided for in this Stipulation (the "Settlement") are fair, reasonable, adequate, and in the best interests of the plaintiffs and all record and beneficial owners of Avatex Preferred Stock during the period beginning on and including the close of business on April 9, 1998 through and including the Merger Date and any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them, and excluding the Individual Defendants in the Actions (the "Class").

         CC. Plaintiffs in the Actions enter into the Stipulation after taking into account (i) the substantial financial benefits to the members of the Class from the Revised Merger Proposal and the Revised Merger Agreement, (ii) the risk of continued litigation, (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation, and
(iv) the conclusion of counsel for plaintiffs that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of the Avatex Preferred Stockholders represented in the Actions. Plaintiffs and plaintiffs' counsel have agreed to the terms of the Settlement because, in their view, the Settlement achieves plaintiffs' objectives in the Actions.

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         DD. Avatex and the Individual Defendants consider the Transaction, including the Revised Merger, to have satisfied all of the claims asserted in the Actions. Defendants in the Actions have denied and continue to deny vigorously any liability with respect to all claims alleged. While maintaining their innocence of any fault or wrongdoing, and relying on the provision of the Stipulation that it shall in no event be construed as or deemed to be evidence of an admission or concession on the part of Defendants or any Released Person (as defined below) of any fault or liability whatsoever, and without conceding any infirmity in their defenses against the claims alleged in the Actions, Defendants consider it desirable that the Actions be settled and dismissed, subject to the terms and conditions of the Stipulation, because the Settlement will (i) halt the substantial expense, inconvenience and distraction of continued litigation of plaintiffs' claims; (ii) finally put to rest those claims; and (iii) dispel any uncertainty that may exist as a result of this litigation.

         NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the parties, subject to the approval of the Court pursuant to Chancery Court Rule 23 (with no opt-out rights), that the Actions be and hereby are compromised, settled, released, discharged and dismissed with prejudice in accordance with the terms and conditions set forth below.

                                The Settlement

         1. In consideration for the full settlement, satisfaction, compromise and release of the Settled Claims (defined below), and in furtherance of the Transaction and the Revised Merger Agreement, the parties to the Actions have agreed to settle the Actions based upon the increased consideration in the Revised Merger Proposal, as reflected in the terms of the Revised Merger Agreement, which together with the opportunity by plaintiffs and plaintiffs counsel in the Actions to review and comment on the Proxy Statement, furnishes consideration for plaintiffs' agreement to release and forever discharge each of the Defendants from the Settled Claims.

                  a. As part of the Settlement, each of the plaintiffs agrees, subject to the terms and conditions of the Stockholders Agreements, (i) to vote or to grant a proxy to vote all Avatex common stock and Preferred Stock he or it owns in favor of the Revised Merger Proposal and (ii) to waive or not to exercise any right to seek an appraisal of any of his or its Avatex common stock or Preferred Stock in connection with the consummation of the Revised Merger Proposal.

                  b. The Revised Merger Proposal is conditioned upon Final Approval of the Settlement.

         2. Plaintiff in the Elliott Action and plaintiffs and all members of the Class in the Consolidated Action agree, subject to the approval of the Court pursuant to Chancery Court Rule 23 and the consummation of the Revised Merger Proposal and the Phar-Mor Agreement, that any and all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Actions, or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against Defendants in the Actions or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, engineers, insurers and reinsurers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the complaints filed at any time in the Actions, the Stipulation, the Original Merger Proposal, the Original Merger Agreement, the Revised Merger Proposal, the Revised Merger Agreement, the Transaction, the Phar-Mor Agreement, the Stockholders Agreements, the Opinions, the Registration Statement, the Proxy Statement and any other proxy material, prospectus, public filings, notices or statements by any of the Defendants (collectively, the "Settled Claims") shall be fully, finally, and forever compromised, settled, discharged, dismissed with prejudice and released pursuant to the terms and conditions set forth herein: provided however, that the Settled Claims shall not include (i) claims presently asserted by the Consolidated Action plaintiffs in either the New York Action or the Texas Federal Action, (ii) properly perfected appraisal rights relating to the Revised Merger Proposal, or (iii) an action to enforce compliance with the Settlement or any of the agreements related hereto, including the Phar-Mor Agreement and the Stockholders Agreements.


                      Submission and Application to Court

         3. As soon as practicable after the execution of the Stipulation, the parties hereto shall jointly apply to the Court for an order substantially in the form attached hereto as Exhibit A (the "Scheduling Order").

                                    Notice

         4. Avatex will pay all costs incurred in identifying and notifying by mail the members of the Class of the Settlement, including the printing and copying of the Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing (the "Notice"), substantially in the form attached hereto as Exhibit B as set forth in the Scheduling Order.

                           Order and Final Judgment

         5. If the Settlement (including any modification thereto made with the consent of the parties as provided for herein) is approved by the Court, the parties shall promptly request the Court to enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C.

                            Finality of Settlement

         6. The Settlement shall be considered final ("Final," "Final Approval" or "Finally Approved") for purposes of this Stipulation: (i) upon entry of the Order and Final Judgment approving the Settlement; and (ii) upon the expiration of any applicable appeal period for the appeal of the Order and Final Judgment without an appeal having been filed or, if an appeal is taken, upon entry of an order affirming the Order and Final Judgment appealed from and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed; and (iii) upon consummation of the transactions set forth in the Phar-Mor Agreement and the Revised Merger Agreement in accordance with their current terms or as amended.

                     Right to Withdraw from the Settlement

         7. Each of the parties shall have the option to withdraw from and terminate the Settlement in the event that (i) either the Scheduling Order or the Order and Final Judgment referred to above are not entered substantially in the forms specified herein, including such modifications thereto as may be ordered by the Court with the consent of the parties, (ii) the Settlement is not approved by the Court, is disapproved or substantially modified upon appeal or otherwise does not become Final, or (iii) the Revised Merger Proposal is not consummated in accordance with its current terms or as amended as permitted by the Stockholders Agreements. In addition, plaintiff in the Elliott Action shall have the option to withdraw from and terminate the Settlement if the transactions set forth in the Phar-Mor Agreement or the Revised Merger Agreement are not consummated in accordance with their current terms or as amended.

         8. In the event the Settlement proposed herein is not Finally Approved by the Court, or the Court approves the Settlement but such approval is reversed or vacated on appeal, reconsideration or otherwise and such order reversing or vacating the Settlement becomes final by lapse of time or otherwise, or if any of the conditions to such Settlement are not fulfilled, then the Settlement proposed herein shall be of no further force and effect, and this Stipulation and all negotiations, proceedings and statements relating thereto and any amendment thereof shall be null and void and without prejudice to any party hereto, and each party shall be restored to his, her or its respective position as it existed prior to the execution of this Stipulation.

         9. In order to exercise the option to withdraw from and terminate this Settlement, a party must provide, within five (5) days of the event giving rise to such option, written notice of such withdrawal and the grounds therefor to all signatories to this Stipulation.

                        Defendants' Denial of Liability

         10. The Defendants in the Actions specifically disclaim any liability whatsoever relating to any of the Settled Claims, expressly deny having engaged in any wrongful or illegal activity, or having violated any law or regulation or duty, expressly deny that any person or entity has suffered any harm or damages as a result of the Settled Claims, and are making this Settlement solely to avoid the distraction, burden and expense occasioned by continued litigation. The Court has made no finding that Defendants engaged in any wrongdoing or wrongful conduct or otherwise acted improperly or in violation of any law or regulation or duty in any respect. The Defendants believe they have acted with the utmost candor and honesty, and have at all times acted in the best interests of the Avatex common and preferred stockholders. Without conceding any infirmity in their defenses against the Settled Claims, the Defendants are agreeing to the Settlement solely to avoid the substantial burden, expense, distraction and inconvenience of continued litigation.

                                Attorneys' Fees

         11. At or before the hearing, counsel for plaintiffs in the Consolidated Action will apply for an award of attorneys' fees (inclusive of expenses), not to exceed $175,000. Defendants agree they will not object to such an application by plaintiffs' counsel, but Defendants retain the right to oppose any other application for fees or disbursements in the Consolidated Action by plaintiffs, plaintiffs' counsel or any other person. Defendants agree to pay fees and expenses that are awarded by the Court in the Consolidated Action to the firm of Faruqi & Faruqi, LLP as receiving agent for plaintiffs' counsel in the Consolidated Action. As part of the Settlement, Defendants have also agreed to pay attorneys' fees in the amount of $925,000 to plaintiff in the Elliott Action. All fees paid to plaintiffs' counsel shall be paid exclusively by Avatex on behalf of and for the benefit of the Individual Defendants. The fairness, reasonableness and adequacy of the Settlement may be considered and ruled upon by the Court independently of any award of attorneys' fees and reimbursement of expenses. No counsel for plaintiffs in the Consolidated Action or the Elliott Action shall apply to any court for any fees or disbursements except as provided for in this paragraph.

         12. Subject to the terms and conditions of this Stipulation, such fees and expenses shall be paid within five (5) business days of the later of
(a) the date on which the Settlement becomes Final, or (b) the date when the Order of the Court granting the application of plaintiffs' counsel for an award of fees and expenses has become final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise. Except as expressly provided herein Defendants shall bear no other expenses, costs, damages, or fees alleged or incurred by the named plaintiffs in the Consolidated Action or the Elliott Action, or any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.

                           Release of Unknown Claims

         13. The release contemplated by this Stipulation extends to claims that plaintiffs, on behalf of the Class, do not know or suspect to exist at the time of the release, which if known, might have affected the decision to enter into this release and Stipulation. Each of the named plaintiffs and each member of the Class shall be deemed to waive any and all provisions, rights and benefits and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person's release of unknown claims. Plaintiffs, on behalf of the class, acknowledge that they or members of the Class may discover facts in addition to or that are different from those that they now know or believe to be true with respect to the subject matter of this release and Stipulation, but that it is their intention, on behalf of the Class, to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

                                   Authority

         14. Each of the attorneys executing the Stipulation on behalf of one or more of the parties hereto warrants and represents that he or she has been duly authorized and empowered to execute this Stipulation on behalf of his or her respective client or clients.

                         Stipulation Not An Admission

         15. The provisions contained in the Stipulation and all negotiations, statements and proceedings in connection therewith shall not be deemed a presumption, a concession or an admission by any defendant of any fault, liability or wrongdoing as to any fact or claim alleged or asserted in the Actions or any other actions or proceedings and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in these or any other actions or proceedings, whether civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

         16. This Stipulation, together with any exhibits, shall be deemed to have been mutually prepared by the settling parties and shall not be construed against any of them by reason of authorship.

                                 Counterparts

         17. This Stipulation may be executed in any number of actual or telecopied counterparts and by each of the different parties thereto on several counterparts, each of which when so executed and delivered shall be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached to one such original and shall constitute one and the same instrument.

                                    Waiver

         18. The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Stipulation.

                                  Amendments

         19. This Stipulation may not be amended, or any of its provisions waived, except by a writing executed by all of the parties hereto.

         20. This Stipulation, upon becoming operative, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators and upon any corporation, partnership or entity into or with which any party may merge or consolidate.

         21. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

                             Governing Law; Forum

         22. This Stipulation shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

         23. In the event of any dispute or disagreement with respect to the meaning, effect or interpretation of the Stipulation or an attached exhibit or in the event of a claimed breach of the Stipulation or an attached exhibit, the parties hereto agree that such dispute will be adjudicated only in the Delaware Court of Chancery. The Delaware Court of Chancery shall retain jurisdiction for purposes, among other things, of administering the Settlement and resolving any disputes hereunder without affecting the finality of the Settlement.
                                 Best Efforts

         24. The parties hereto and their attorneys agree to cooperate fully with one another in seeking the Court's approval of this Stipulation and the Settlement and to use their best efforts to effect the prompt Final Approval of this Stipulation and the Settlement, as well as the prompt consummation of the Revised Merger Proposal.

         25. If any claims which are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any person in any court prior to or following Final Approval of the Settlement, the plaintiffs shall join, where possible, in any motion to dismiss or stay such proceedings and shall otherwise use their best efforts to effect a withdrawal or dismissal of the claims.

                           Non-Assignment of Claims

         26. Plaintiffs in the Consolidated Action and their counsel represent and warrant that (i) plaintiffs are members of the Class, and (ii) none of the plaintiffs' claims or causes of action in any of the Actions has been assigned, encumbered or in any manner transferred in whole or in part.

Of Counsel:

Nadeem Faruqi
Faruqi & Faruqi, LLP
415 Madison Avenue
New York, NY 10017

Wechsler Harwood Halebian & Feffer L.L.P.
488 Madison Avenue, 8th Floor
New York, NY 10022

Dated:   June 17, 1999

/s/ Kevin G. Abrams
----------------------------------
Kevin G. Abrams
Thomas A. Beck
Richards, Layton & Finger
One Rodney Square
Wilmington, Delaware 19899
  Attorneys for Defendants

/s/ David C. McBride
-----------------------------------
David C. McBride
Bruce L. Silverstein
Young Conaway Stargatt & Taylor, LLP
11th Floor, Rodney Square
Wilmington, Delaware 19899
  Attorneys for Plaintiff in the Elliott Action

/s/ Norman M. Monhait
-----------------------------------
Norman M. Monhait
Rosenthal, Monhait, Gross & Goddess, P.A.
Suite 1401, Mellon Bank Center
P.O. Box 1070
Wilmington, Delaware 19899
  Attorneys for Plaintiffs in the Consolidated Action